FOR IMMEDIATE RELEASE	COMPANY CONTACT: Mike Hershberger
November 2, 2016	Chief Financial Officer
(877) 376 5831 x282
mhershberger@hiiquote.com

Health Insurance Innovations, Inc. Reports Record Third Quarter 2016

Financial and Operating Results

Record Q3 2016 Revenue of $46.1 million, up 79% YOY

Record Q3 2016 Earnings per Share of $0.25

Record Q3 2016 Adjusted Earnings per Share of $0.33

Policies in force totaled approximately 252,100, up 84% YOY

Revised 2016 guidance upward

Tampa, FL— November 2, 2016 — (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (HII) (NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health insurance and supplemental plans announced financial results for the third quarter ended September 30, 2016. The Company will host a live conference call on Thursday, November 3, 2016 at 8:30 A.M. EST.

Third Quarter 2016 Consolidated Financial Highlights

●	Revenue was $46.1 million, an increase of 78.7% over $25.8 million in the third quarter of 2015.

●	Total collections from customers, which our industry refers to as premium equivalents, of $78.5 million, an increase of 81.0% over $43.4 million in the third quarter of 2015.
●	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $8.1 million, compared to $1.9 million in the third quarter of 2015.

●	GAAP Net Income per diluted share for the third quarter of 2016 was $0.25, compared to $0.10 in the third quarter of 2015.

●	Adjusted EPS, also referred to as Adjusted Net Income per Share, was $0.33 in the third quarter of 2016 compared to $0.08 in the third quarter of 2015.

●	Policies in force as of September 30, 2016, totaled approximately 252,100, an 84% increase from 136,800 as of September 30, 2015.

Premium equivalents, adjusted EBITDA, and adjusted EPS are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

Revised 2016 Full Year Guidance

For the full year 2016 we expect Revenue to grow between 60% and 70% year-over-year ($170 million to $175 million) and Adjusted EPS to grow between 210% and 240% ($0.85 to $0.92).

Previously we guided Revenue of $155 million to $165 million and Adjusted EPS of $0.55 to $0.65.

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“Our third quarter performance reflects strong demand for our affordable health insurance products while we continued to execute on our plan” said Patrick McNamee, HII’s Chief Executive Officer. “Our strong distribution network, including our e-commerce division, AgileHealthInsurance.com, and our diverse product offering continued to drive our sales growth.”

Regulatory Update

On October 31, 2016, the Department of Health and Human Services (HHS) published their rule that beginning January 1, 2017, limit short-term, limited-duration insurance is to be effective no more than three months and require notification of non-compliance with the minimum essential coverage standards set forth in the Affordable Care Act (ACA).

“Although we are disappointed that HHS has decided to implement changes that will further limit consumer options for affordable health insurance, despite receiving many comments raising concerns about harmful effects on various consumer groups, we believe strong demand exists for our other affordable health insurance options, and we will focus on providing such products” said Patrick McNamee, HII’s Chief Executive Officer. “We are also confident that HII will continue to develop new and innovative products that will meet ever-changing consumer needs. We look forward to working with state and federal insurance regulators to ensure consumers continue to have access to health insurance products that meet their personal and financial needs.”

Third Quarter Financial Discussion

Third quarter revenues of $46.1 million increased 78.7%, compared to the third quarter of 2015, driven by an increase in policies in force and continued strong demand for our health insurance and supplemental plans.

Adjusted gross margin in the third quarter, which is defined as revenue less third-party commissions and credit card or ACH fees, was up both year-over-year and sequentially to $19.3 million. Adjusted gross margin as a percentage of revenues in the third quarter of 2016 was 41.9%, down year-over-year but favorable sequentially. The year-over-year reduced gross margin percentage was driven by a revenue mix shift in the quarter towards non-owned call centers and away from owned call centers due to the restructuring of two owned call centers in late 2015.

Total selling, general and administrative (“SG&A”) expenses were $11.9 million (25.7% of revenues) in the third quarter of 2016, compared to $10.8 million (42.0% of revenues) in the same period in 2015. Our core SGA for the quarter – total SGA less marketing leads and advertising, stock compensation and non-recurring costs – as a percentage of revenue was 18.1% in third quarter of 2016, compared to 30.8% in the third quarter of 2015. Improvements in SG&A for the quarter as a percentage of revenue, compared to the same period last year, were the result of continued focus on operational efficiencies and the restructuring of two owned call centers in late 2015.

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EBITDA was $7.4 million in the third quarter of 2016, compared to $1.5 million in the same period in 2015. Adjusted EBITDA is calculated as EBITDA adjusted for items that are not part of regular operating activities, including restructuring costs and other non-cash items such as stock-based compensation. Adjusted EBITDA was $8.1 million in the third quarter of 2016, compared to $1.9 million in the same period in 2015. Adjusted EBITDA as a percentage of revenue was 17.6% in the third quarter of 2016, compared to 7.3% in the same period in 2015. A reconciliation of net income to EBITDA and adjusted EBITDA for the three and nine months ending September 30, 2016 and 2015 is included within this press release.

GAAP net income per diluted share for the third quarter was $0.25, compared to $0.10 in the third quarter of 2015. Adjusted EPS for the third quarter of 2016 was $0.33, compared to $0.08 in the prior year. Adjusted EPS is a key measure used by management and the investment community to understand and evaluate our core operating performance and trends. A reconciliation of net income to adjusted net income per share is included within this press release.

The company makes short-term loans to our distributors, based on actual sales, that we refer to as advanced commissions. These advanced commissions assist our distributors with cost-of-lead acquisition and provide working capital. We recover the loans from future commissions earned on premiums collected over the period in which policies renew. The third quarter advanced commission balance of $30.7 million is a decrease of $2.1 million from the second quarter of 2016.

Cash and cash equivalents totaled $14.3 million at the end of the third quarter of 2016. Cash at September 30th 2016 increased by $5.0 million from June 30th 2016 which includes reductions for paying down $9.0 million of our bank line of credit.

Conference Call and Webcast

The company will host an earnings conference call on November 3, 2016 at 8:30 A.M. Eastern time. All interested parties can join the call by dialing (855) 327-6837; or (778) 327-3988; the conference ID is 10001950. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at http://investor.hiiquote.com/events.com. An archive of the call will be available for 30 days through the same website.

About Health Insurance Innovations, Inc. (HII)

HII is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HII develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HII can be found at HiiQuote.com. HII’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HII’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions, competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,259	$7,695
Restricted cash	10,457	7,906
Accounts receivable, net, prepaid expenses and other current assets	1,533	1,778
Advanced commissions, net	30,693	24,531
Income taxes receivable	—	591
Total current assets	56,942	42,501
Property and equipment, net	3,681	2,004
Goodwill	41,076	41,076
Intangible assets, net	8,419	10,061
Other assets	257	142
Total assets	$110,375	$95,784

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$21,251	$17,847
Deferred revenue	226	384
Current portion of contingent acquisition consideration	—	532
Income taxes payable	1,286	—
Due to member	4,287	342
Other current liabilities	177	203
Total current liabilities	27,227	19,308
Revolving line of credit	5,000	7,500
Deferred tax liability	82	358
Due to member	361	406
Other liabilities	185	158
Total liabilities	32,855	27,730
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,910,086 and 7,910,086 shares issued, respectively; and 7,744,497 and 7,759,092 shares outstanding, respectively)	8	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 shares issued and outstanding, respectively)	7	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	45,882	44,591
Treasury stock, at cost (165,588 and 150,993 shares, respectively)	(1,529)	(1,542)
Retained earnings (accumulated deficit)	1,608	(3,093)
Total Health Insurance Innovations, Inc. stockholders’ equity	45,976	39,971
Noncontrolling interests	31,544	28,083
Total stockholders’ equity	77,520	68,054
Total liabilities and stockholders’ equity	$110,375	$95,784

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Statements of Operations (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues (premium equivalents of $78,548 and $43,404 for the three months ended September 30, 2016 and 2015, respectively and $226,265 and $120,216 for the nine months ended September 30, 2016 and 2015, respectively)	$46,108	$25,799	$133,092	$71,087
Operating expenses:
Third-party commissions	25,860	13,243	77,709	35,337
Credit card and ACH fees	921	569	2,778	1,581
Selling, general and administrative	11,853	10,845	35,520	32,360
Depreciation and amortization	835	687	2,367	2,255
Total operating expenses	39,469	25,344	118,374	71,533
Income (loss) from operations	6,639	455	14,718	(446)

Other (income) expense:
Interest (income) expense	(102)	(8)	53	(25)
Fair value adjustment to contingent acquisition consideration	—	(438)	15	(824)
Other (income) expense	27	83	459	(170)
Net income before income taxes	6,714	818	14,191	573
Provision (benefit) for income taxes	1,580	(701)	2,501	(664)
Net income	5,134	1,519	11,690	1,237
Net income attributable to noncontrolling interests	3,195	788	6,989	779
Net income attributable to Health Insurance Innovations, Inc.	$1,939	$731	$4,701	$458

Per share data:
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$0.25	$0.10	$0.62	$0.06
Diluted	$0.25	$0.10	$0.61	$0.06
Weighted average Class A common shares outstanding
Basic	7,614,252	7,531,827	7,590,347	7,521,124
Diluted	7,723,196	7,571,464	7,724,168	7,613,433

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$5,134	$1,519	$11,690	$1,237
Interest (income) expense	(102)	(8)	53	(25)
Depreciation and amortization	835	687	2,367	2,255
Provision (benefit) for income taxes	1,580	(701)	2,501	(664)
EBITDA	7,447	1,497	16,611	2,803
Non-cash stock-based compensation	393	314	1,362	1,001
Fair value adjustment to contingent consideration	—	(438)	15	(824)
Transaction costs	—	—	—	24
Tax receivable agreement liability adjustment	29	239	458	345
Other non-recurring charges	224	273	446	671
Adjusted EBITDA	$8,093	$1,885	$18,892	$4,020

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$5,134	$1,519	$11,690	$1,237
Interest (income) expense	(102)	(8)	53	(25)
Amortization	527	592	1,642	2,064
Provision (benefit) for income taxes	1,580	(701)	2,501	(664)
Non-cash stock-based compensation	393	314	1,362	1,001
Fair value adjustment to contingent consideration	—	(438)	15	(824)
Transaction costs	—	—	—	24
Tax receivable agreement liability adjustment	29	239	458	345
Other non-recurring charges	224	273	446	671
Adjusted pre-tax income	7,785	1,790	18,167	3,829
Pro forma income taxes	(2,958)	(680)	(6,903)	(1,455)
Adjusted net income	$4,827	$1,110	$11,264	$2,374
Total weighted average diluted share count	14,565	14,413	14,566	14,455
Adjusted net income per share	$0.33	$0.08	$0.77	$0.16

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(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense and other items that are not part of regular operating activities, including acquisition costs, restructuring costs, contract termination costs, tax receivable agreement liability adjustments, and other non-cash items such as non-cash stock-based compensation and fair value adjustment to contingent consideration. From adjusted pre-tax net income we apply a pro forma tax expense calculated at an assumed rate of 38%. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in their evaluation of our company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin

(unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Premium equivalents	$78,548	$43,404	$226,265	$120,216
Less risk premium	31,056	16,728	88,880	46,596
Less amounts earned by third party obligors	1,384	877	4,293	2,533
Revenues	46,108	25,799	133,092	71,087
Third-party commissions	25,860	13,243	77,709	35,337
Credit card and ACH fees	921	569	2,778	1,581
Adjusted gross margin	$19,327	$11,987	$52,605	$34,169

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(1)	Premium equivalents is defined as the combination of premiums, fees for discount benefit plans (a non-insurance benefit product that supplements or enhances an insurance product), fees for distributors, our enrollment fees and third-party commissions and referral fees. From premium equivalents, we remit risk premium to carriers and amounts earned by discount benefit plan providers, who we refer to as third-party obligors, such carriers and third-party obligors being the ultimate parties responsible for providing the insurance coverage or discount benefits to the member. Our revenues consist of the balance of the premium equivalents. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under GAAP and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

(2)	Adjusted gross margin is defined as revenues less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with GAAP. Adjusted gross margin is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Summary of selected metrics

(unaudited)

($ in thousands)

	Submitted Applications during Three Months Ended September 30,
	2016	2015	Change (%)
IFP	66,800	44,900	49%
Supplemental products	59,500	44,600	33%
Total	126,300	89,500	41%

	Policies in Force as of September 30,
	2016	2015	Change (%)
IFP	120,900	60,700	99%
Supplemental products	131,200	76,200	72%
Total	252,100	136,900	84%

	Submitted IFP Applications by Channel
	Q3’15	Q4’15	Q1’16	Q2’16	Q3’16
Agile	5,800	11,300	23,100	16,000	21,100
All Others	39,100	57,900	72,300	49,000	45,700
Total	44,900	69,200	95,400	65,000	66,800

	Core SG&A as a Percentage of Revenue
	Q3’15	Q4’15	Q1’16	Q2’16	Q3’16
Total SG&A	$10,845	$14,964	$11,970	$11,697	$11,853
Less: Stock-based compensation	313	363	486	482	393
Less: Other non-recurring charges	273	2,952	119	103	224
Less: Marketing and Advertising	2,305	3,046	2,820	2,449	2,875
Core SG&A	$7,954	$8,603	$8,545	$8,663	$8,361
% of Revenue	30.8%	25.6%	20.1%	19.5%	18.1%

Contacts:

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(877) 376-5831 ext. 282

mhershberger@hiiquote.com

Investor Contact:

Investor Relations office

(813) 452-5221

IR@hiiquote.com

Media Contact for AgileHealthInsurance.com & HealthPocket.com:

Amy Fletcher

(720) 350-3144

info@afmcommunications.com

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